Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Reports Strong First Quarter Earnings Per Share of $0.38

— Results Driven by Double Digit Comparable Sales Increase at Both Brands

and a Gross Margin Rate of 59.4% —

New York, NY, May 21, 2010 – Ann Taylor Stores Corporation (NYSE: ANN) today reported results for the fiscal first quarter ended May 1, 2010, and commented on its outlook for the second quarter and fiscal year 2010.

For the first quarter of 2010, the Company reported earnings per diluted share of $0.38 on both a GAAP and operating basis. This compares with a first quarter 2009 loss per diluted share of $0.04 on a GAAP basis, and a first quarter 2009 operating loss per diluted share of $0.03, excluding an after-tax restructuring charge of $0.01 per share.

Kay Krill, President and Chief Executive Officer, commented, “Fiscal 2010 is off to an excellent start, with both Ann Taylor and LOFT achieving outstanding results for the first quarter. A substantial uptick in sales, including double-digit comparable sales increases at both brands, and a strong gross margin rate drove the dramatic improvement over year-ago results. Clients responded positively to our Spring collections at both brands, and we were pleased with the increased traffic levels and improved in-store metrics during the quarter.

“We will continue to position both brands to deliver profitable sales growth in 2010. At the same time, we will remain focused on delivering strong gross margin while managing our inventory levels to support expected top-line growth. We are excited about our first quarter results at both brands and look forward to building on our progress for the balance of the year,” said Ms. Krill.

Fiscal 2010 First Quarter Results

Ms. Krill continued, “Beginning this quarter, we are providing enhanced transparency on our sales results by brand and channel. This approach best reflects how we and, frankly our clients, view our business – as two brands, each with three channels – a view that we believe will strengthen over time as we create a more seamless multi-channel brand experience for our clients.”

Total net sales for the first quarter of fiscal 2010 were $476.2 million, compared with net sales of $426.7 million in the first quarter of fiscal 2009. By brand, net sales across all channels of the Ann Taylor brand totaled $198.4 million in the first quarter of 2010, compared with net sales of $178.3 million in the first quarter of 2009. At the LOFT brand, net sales across all channels were $277.8 million in the first quarter of 2010, compared with net sales of $248.5 million in the first quarter of 2009.

Total Company comparable sales for the quarter increased 14.1%, versus a decline of 30.2% in the prior year. At Ann Taylor, total brand comparable sales increased 16.4%, including increases of 15.1% at Ann Taylor stores, 50.7% in the Ann Taylor e-commerce channel and 10.7% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales increased 12.5%, including increases of 9.3% at LOFT stores, 59.9% in the LOFT e-commerce channel and 24.1% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 59.4%, reflecting a 390 basis point improvement over the 55.5% gross margin rate achieved in the first quarter of 2009. The strong gross margin performance was primarily driven by improved product offerings at both brands, higher full-price selling, effective marketing initiatives and the success of the Company’s strategy to appropriately position inventory levels.

Selling, general and administrative expenses for the first quarter of 2010 were $243.8 million, reflecting incremental marketing investment, an increase in variable costs related to higher sales as well as an increase in performance-based compensation expense versus the 2009 period, partially offset by restructuring program savings.

During the quarter, the Company recorded pre-tax restructuring charges of $0.4 million associated with its previously announced strategic restructuring program, compared with $1.0 million in the first quarter of 2009. On an after-tax basis, first quarter 2010 restructuring charges totaled $0.2 million, or $0.00 per diluted share, compared with $0.7 million, or $0.01 per diluted share, in the first quarter of 2009.

Excluding the aforementioned charges, the Company reported operating income of $39.1 million for the quarter, compared with an operating loss of $1.8 million in the first quarter of 2009. On the same basis, the Company reported net income in the quarter of $22.8 million, or $0.38 per diluted share, compared with a net loss of $1.6 million, or $0.03 per diluted share, in the first quarter of 2009.

On a GAAP basis, the Company reported operating income of $38.7 million in the first quarter of 2010, compared with an operating loss of $2.7 million in the first quarter of 2009. On the same basis, the Company reported net income of $22.6 million, or $0.38 per diluted share, in the first quarter of 2010, compared with a net loss of $2.3 million, or $0.04 per diluted share, in the first quarter of 2009.

The Company closed the quarter with approximately $207 million in cash and cash equivalents.

Total inventory per square foot at the end of the first quarter was down 2.3% versus year-ago, reflecting an 11.5% increase at Ann Taylor stores, offset by a 3.1% decline at LOFT stores as well as inventory declines in our factory/outlet channels.

During the first quarter of 2010, the Ann Taylor brand closed three Ann Taylor stores and converted five Ann Taylor stores to LOFT stores. At the LOFT brand, the Company closed one LOFT store. The Company did not open any new stores during the quarter. The total store count at the end of the first quarter was 903, comprised of 283 Ann Taylor stores, 92 Ann Taylor Factory stores, 510 LOFT stores, and 18 LOFT Outlet stores. The Company updated expectations related to the store closure component of its previously announced strategic restructuring program. Under the program, the Company now expects to close approximately 61 stores in fiscal 2010, bringing the total for the three-year program to approximately 163 store closures. Of these, approximately half are expected to be Ann Taylor stores and half are expected to be LOFT stores.

Outlook for Fiscal Second-Quarter and Full-Year 2010 Update

For the fiscal second quarter of 2010, the Company expects total net sales to approach $500 million, reflecting double-digit comparable sales performance. Gross margin rate performance is expected to be approximately 250 basis points better than the 52.4% rate achieved in the second quarter of 2009. Selling, general and administrative expenses are estimated to be approximately $245 million, including approximately $5 million in incremental marketing investment to drive ongoing sales momentum, compared with the second quarter of 2009.

In terms of the full year, the Company updated its outlook as follows:

•

The Company currently expects fiscal 2010 total net sales in the range of $1.950 to $1.975 billion. In addition, the Company anticipates positive comparable sales at both brands and all channels in each of the fiscal quarters of 2010, as a result of more compelling product assortments, strategic marketing initiatives and a disciplined approach to inventory management.

•	Gross margin rate performance is expected to be approximately 150 basis points better than the 54.4% rate achieved in fiscal 2009.

•

Selling, general and administrative expenses are expected to be approximately $985 million, reflecting the ongoing benefits of the Company’s strategic restructuring program offset primarily by an increase in variable costs related to higher sales, an incremental investment in marketing and operating costs associated with the 30 new stores planned for fiscal 2010.

•	A full-year 2010 effective tax rate of approximately 40%.

•	Incremental restructuring savings for the year are expected to total approximately $20 million and one-time restructuring costs are estimated to be in the range of $2 to $12 million.

•

Total weighted average square footage is expected to decline approximately 3% by year-end, reflecting the impact of approximately 61 store closures in fiscal 2010 under the Company’s previously announced restructuring program, partially offset by the opening of approximately 30 new stores to support the continued growth of the LOFT brand.

•	Capital expenditures are expected to be approximately $70 million.

•

A continued focus on maintaining a healthy balance sheet is expected to result in a year-end cash position that will exceed the Company’s cash position at year-end 2009, and the Company expects to maintain a disciplined approach to inventory management throughout the fiscal year.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to accurately predict client fashion preferences and trends and provide merchandise that satisfies client demands in a timely manner;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	competitive influences and decline in the demand for merchandise offered by the Company, and the Company’s ability to manage inventory levels and merchandise mix;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to optimize its store portfolio and effectively manage the profitability of its existing stores;

•

the Company’s reliance on independent foreign sources of production, including financial or political instability, supplier inability to obtain adequate access to liquidity to finance their operations, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, as well as increases in the costs of raw materials and freight;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

•	the Company’s dependence on a single distribution facility and third-party transportation companies;

•	the performance and operations of the Company’s websites;

•	general economic conditions and the recent financial crisis, including the resultant downturn in the retail industry, and their effects on the Company’s liquidity and capital resources;

•	continuation of lowered levels of consumer spending and consumer confidence, changes in levels of store traffic and higher levels of unemployment resulting from the worldwide economic downturn;

•	fluctuation in the Company’s level of sales and earnings growth and stock price;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•

continued volatility and deterioration of the financial markets, including further tightening of the credit environment, fluctuations in interest rates and exchange rates or restrictions on the transfer of funds;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	the inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints;

•	acts of war or terrorism in the United States or worldwide;

•

the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to achieve the results of its restructuring program, including changes in management’s assumptions and projections concerning costs and timing;

•	the Company’s ability to realize deferred tax assets;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan; and

•	the bankruptcy or significant deterioration of the Company’s major national landlords.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 903 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of May 1, 2010, as well as online at AnnTaylor.com and LOFTonline.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Pirro	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
Ann Taylor Stores Corporation	Ann Taylor Stores Corporation
212-541-3300 ext. 3598	212-541-3300 ext. 2199

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters Ended May 1, 2010 and May 2, 2009

(unaudited)

Table 1.

	Quarters Ended
	May 1, 2010	May 2, 2009
	(in thousands, except per share amounts)

Net sales	$476,181	$426,747
Cost of sales	193,290	189,889

Gross margin	282,891	236,858
Selling, general and administrative expenses	243,799	238,611
Restructuring charges	385	964

Operating income/(loss)	38,707	(2,717)
Interest income	226	273
Interest expense	405	779

Income/(loss) before income taxes	38,528	(3,223)
Income tax provision/(benefit)	15,912	(909)

Net income/(loss)	$22,616	$(2,314)

Earnings per share:

Basic earnings/(loss) per share	$0.38	$(0.04)

Weighted average shares outstanding	57,406	56,550

Diluted earnings/(loss) per share	$0.38	$(0.04)

Weighted average shares outstanding, assuming dilution	58,393	56,550

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

May 1, 2010, January 30, 2010 and May 2, 2009

(unaudited)

Table 2.

	May 1, 2010	January 30, 2010	May 2, 2009
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$207,129	$204,491	$198,695
Short-term investments	5,704	5,655	—
Accounts receivable	31,582	19,267	31,051
Merchandise inventories	199,620	169,141	212,276
Refundable income taxes	24,443	24,929	1,602
Deferred income taxes	32,281	35,799	21,322
Prepaid expenses and other current assets	43,539	45,613	57,969

Total current assets	544,298	504,895	522,915
Property and equipment, net	348,055	365,934	460,249
Deferred financing costs, net	897	973	1,199
Deferred income taxes	32,071	23,683	50,590
Other assets	7,145	6,656	12,986

Total assets	$932,466	$902,141	$1,047,939

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$90,208	$76,969	$91,138
Credit facility	—	—	125,000
Accrued salaries and bonus	18,144	32,168	20,319
Accrued tenancy	43,608	44,878	41,625
Gift certificates and merchandise credits redeemable	39,455	47,555	38,563
Accrued expenses and other current liabilities	87,291	73,804	82,729

Total current liabilities	278,706	275,374	399,374
Deferred lease costs	175,754	183,917	210,890
Deferred income taxes	1,119	1,584	1,769
Other liabilities	32,650	24,080	17,906

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,489,828, 82,476,328 and 82,476,328 shares issued, respectively	561	561	561
Additional paid-in capital	782,119	777,786	765,367
Retained earnings	436,910	414,294	430,188
Accumulated other comprehensive loss	(4,078)	(4,158)	(7,506)

	1,215,512	1,188,483	1,188,610

Treasury stock, 23,698,496, 23,701,800 and 23,916,352 shares respectively, at cost	(771,275)	(771,297)	(770,610)

Total stockholders’ equity	444,237	417,186	418,000

Total liabilities and stockholders’ equity	$932,466	$902,141	$1,047,939

ANNTAYLOR STORES CORPORATION

Brand Sales and Store Data

For the Quarters Ended May 1, 2010 and May 2, 2009

(unaudited)

Table 3.

	Quarters Ended
Sales and Comps	May 1, 2010			May 2, 2009
	Sales		Comp (1)	Sales		Comp (1)
	($ in thousands)
Ann Taylor
Ann Taylor Stores	$115,265	(1)	15.1%	$108,171	(1)	(42.7)%
Ann Taylor e-commerce	20,871		50.7%	14,138		(27.0)%

Subtotal	136,136		19.3%	122,309		(41.3)%
Ann Taylor Factory	62,227	(1)	10.7%	55,983	(1)	(25.0)%

Total Ann Taylor Brand	$198,363		16.4%	$178,292		(37.6)%

LOFT
LOFT Stores	$243,077	(1)	9.3%	$224,320	(1)	(24.2)%
LOFT e-commerce	21,515		59.9%	13,714		(14.7)%

Subtotal	264,592		12.1%	238,034		(23.7)%
LOFT Outlet	13,226	(1)	24.1%	10,421	(1)	N/A

Total LOFT Brand	$277,818		12.5%	$248,455		(23.7)%

Total Company	$476,181		14.1%	$426,747		(30.2)%

	Quarters Ended
Stores And Square Feet	May 1, 2010			May 2, 2009
	Stores		Square Feet	Stores		Square Feet
	(square feet in thousands)
Ann Taylor
Ann Taylor Stores	283		1,537	318		1,714
Ann Taylor Factory	92		668	91		662

Total Ann Taylor Brand	375		2,205	409		2,376

LOFT
LOFT Stores	510		2,996	513		3,023
LOFT Outlet	18		123	17		116

Total LOFT Brand	528		3,119	530		3,139

Total Company	903		5,324	939		5,515

Number Of:
Stores open at beginning of period	907		5,348	935		5,492
New stores	—		—	9		52
Expanded/downsized stores (2)	—		(4)	—		—
Closed stores	(4)		(20)	(5)		(29)

Stores open at end of period	903		5,324	939		5,515

Converted stores (3)	5		—	—		—

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of more than 15% is treated as a new store for the first year following its reopening.
(2)	The number of stores that were expanded or downsized during the quarters ended May 1, 2010 and May 2, 2009 were 2 and 1, respectively.
(3)	During the quarter ended May 1, 2010, five Ann Taylor stores were converted to LOFT stores.